Exhibit 99.1

Investor and Media Contact: Whitney Finch
FOR IMMEDIATE RELEASE	Vice President of Investor Relations
November 6, 2013	813.421.7694
wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES STRONG

THIRD QUARTER 2013 FINANCIAL RESULTS, SERVICING PORTFOLIO ADDITIONS OF APPROXIMATELY $30

BILLION AND INITIAL CAPITAL COMMITMENT FOR WALTER CAPITAL OPPORTUNITY CORP.

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced financial results for the quarter ended September 30, 2013, as well as updates on operational highlights and recent developments for the Company.

The Company reported GAAP net income for the third quarter of 2013 of $72.7 million, or $1.90 per diluted share, compared to net income of $6.4 million, or $0.21 per diluted share, in the third quarter of 2012. Core earnings for the third quarter was $87.6 million after taxes, or $2.33 per diluted share, increasing 211% as compared to the same quarter of last year. Adjusted EBITDA (“AEBITDA”) for the quarter was $160.8 million, also significantly higher when compared to AEBITDA of $60.3 million in the third quarter of 2012.

Third quarter results reflected strong earnings growth in the Servicing segment, predominantly driven by the higher volume of units serviced as compared to the prior year quarter. Servicing results also reflected increases in the value of the Company’s mortgage servicing rights (“MSRs”), which added approximately $0.98 to both GAAP and core earnings per share in the quarter. After an extremely strong second quarter, the earnings contribution from the Company’s Originations segment moderated toward a more normalized level in the quarter, delivering solid results from the consumer direct channel, while continuing to develop and expand its retail and correspondent channels.

Other notable developments included:

•	Portfolio additions of over $30 billion, including agreements to acquire over $23 billion in UPB of MSRs and sub-servicing contracts on $7 billion in UPB. These include transactions with EverBank which accounted for approximately $20 billion of MSR acquisitions and subservicing, and also served to significantly expand product capabilities into Freddie Mac and Ginnie Mae product;

•	Agreement to acquire the EverBank default servicing platform, enhancing existing platform capabilities and augmenting servicing capacity in anticipation of accelerated transfer volumes projected to occur over the next 12 months;

•	Executed a Letter of Intent with York Capital Management (“York”) for an initial capital commitment of $200 million to fund Walter Capital Opportunity Corp., an externally managed real estate investment trust (“REIT”). Closing of the transactions and initial investments by the REIT are expected to occur by year end.

“We are extremely pleased with the results produced by our business development efforts over the last quarter, which have generated a number of important opportunities for our business and have strengthened our pipeline, again demonstrating our ability to execute against the significant growth opportunities in the specialty mortgage sector,” said Mark J. O’Brien, Walter Investment’s Chairman and CEO. “These transactions are notable not only for their expected future contributions to earnings and the diversity they bring to our servicing book, but also as confirmation of the on-going importance of an outsourcing trend at depositories with respect to non-core customers, another key driver behind our expectations for continued strong growth as a specialty servicer.”

“Our primary business segments, led by our core Servicing operations, continue to execute against their plans, delivering solid results for the quarter,” continued O’Brien. “Our Originations business produced solid volumes in the quarter and achieved a record recapture rate of 44% for the quarter. The transactions establishing Walter Capital Opportunity Corp. will diversify our capital sources and allow us to grow in line with our capital-light strategy, while also providing a potentially significant source of fee revenue in our asset management business. We look forward to making our strategic partnership with York a mutually beneficial one.”

Third Quarter 2013 Financial and Operating Highlights

Total revenue for the third quarter was $489.2 million, as compared to $149.1 million in the same quarter last year. The year-over-year increase in revenue reflects a $129.4 million increase in net servicing revenue and fees, an increase of $153.7 million in net gain on sales of loans in the Originations segment and a $30.5 million increase related to fair value gains on reverse loans and related HMBS obligations. Other revenues increased $26.5 million, driven by higher fee income in the Originations segment and higher Insurance revenues.

Total expense increased from $141.6 million in the third quarter of 2012 to $374.9 million in the third quarter of 2013. The year-over-year increase reflects additional operating and overhead costs, including salaries and benefits and general and administrative expenses, associated with growth in the serviced portfolio and the acquisition and expansion of other businesses. The additions of the Reverse Mortgage and Originations segments added approximately $39.5 million and $113.5 million to expenses, respectively. Interest expense increased by $31.0 million over the prior year primarily reflecting increased corporate debt outstanding, and increased servicing advance liabilities and warehouse activity in the Company’s Originations and Reverse Mortgage segments.

Segments

Results for the Company’s segments are presented below.

Servicing

The Servicing segment generated revenue of $208.5 million in the third quarter, which included $142.1 million of gross servicing fees, $28.7 million of incentive and performance-based fees, and $20.4 million of ancillary and other fees. Servicing revenues for the third quarter of 2013 are net of $9.8 million in amortization on MSRs accounted for at amortized cost and include $60.5 million of gains related to MSRs accounted for at fair value.

Servicing segment revenues were up 144% from the third quarter of 2012, principally reflecting the significant increase in UPB serviced over the past year, as well as the positive fair value adjustment recognized in the third quarter of this year. The segment continued its trend of producing strong results with respect to generating incentive and performance-based fees, which nearly doubled as compared to the prior year. The application of proprietary protocols to the first lien GSE pools boarded in the first and second quarters resulted in a reduction of 30+ day delinquencies by approximately 180 bps as compared to the end of the second quarter of 2013.

Expense for the Servicing segment was $139.3 million, which included $9.4 million of depreciation and amortization costs and $8.6 million of interest expense. The segment generated core earnings before income taxes of $84.0 million for the quarter ended September 30, 2013, a 129% increase as compared to core earnings before income taxes of $36.7 million in the third quarter of 2012, and AEBITDA of $65.4 million, an increase of 58% as compared to the prior year period. These results compare to revenue of $244.9 million, expenses of $131.5 million, core earnings before income taxes of $129.4 million and AEBITDA of $70.3 million in the second quarter of 2013. The decline in core earnings before income taxes as compared to the second quarter resulted from a decrease of $33.2 million in the amount of the fair value adjustment to the MSR. Results excluding the fair value adjustment were consistent with the second quarter of 2013.

The Servicing segment ended the quarter with approximately 1.8 million total accounts serviced, with a UPB of roughly $194 billion. During the quarter, the Company experienced a net normalized disappearance rate of 16%. All of these results were in line with or better than Company expectations and projections.

Reverse Mortgage

The Reverse Mortgage segment generated revenue of $41.7 million for the quarter, which included a $30.5 million gain from the net impact of HECM loan and related HMBS obligation fair value adjustments, $7.0 million in servicing fees and $4.2 million of other revenue. Total expenses for the third quarter were $39.5 million, including $1.3 million of interest expense and $2.9 million of depreciation and amortization. The segment reported core earnings before income taxes of $3.1 million and Adjusted EBITDA of $4.5 million for the third quarter. These results compare to revenue of $36.0 million, expenses of $45.8 million, core earnings before income taxes of $15.9 million and AEBITDA of $16.9 million in the second quarter of 2013. The decline in core earnings before income taxes and AEBITDA as compared to the second quarter resulted from lower origination volumes associated with recently announced regulatory changes to the reverse product offerings and competitive factors in the reverse space. The Company continues to successfully execute against its strategy to grow its share of the higher margin, retail originations market, gaining an additional 1% of market share as compared to the second quarter.

Originations

The Originations segment generated revenue of $167.4 million in the third quarter, driven primarily by the consumer direct channel, which targets refinancing and recapture of accounts from the serviced portfolio. Expense for the Originations segment was $115.6 million, which included $10.4 million of interest expense and $2.8 million of depreciation and amortization. The segment generated core earnings before income taxes of $54.5 million for the third quarter of 2013 and AEBITDA of $58.6 million. These results compare to revenue of $251.2 million, expenses of $105.3 million, core earnings before income taxes of $148.7 million and AEBITDA of $151.7 million in the second quarter of 2013. The decline in core earnings before income taxes and AEBITDA as compared to the second quarter resulted from expected decreases in locked volumes and direct margins in the consumer direct channel during the third quarter. Direct margins in the consumer direct channel were 294 bps in the third quarter of 2013, a reduction as compared to the second quarter, principally associated with the upward movement in interest rates at the end of last quarter.

Loan closings in the third quarter totaled $6.1 billion, with 60% of that volume in the consumer lending channel and 40% generated by the correspondent and wholesale lending channel. The total locked volume for the third quarter was $8.2 billion, as compared to $9.2 billion for the second quarter, with an ending locked pipeline of $3.1 billion as of September 30, 2013, as compared to $4.2 billion as of June 30, 2013.

Other Segments

The ARM segment generated revenue of $9.9 million and incurred expense of $6.8 million in the quarter ended September 30, 2013. Core earnings before income taxes was $4.5 million and AEBITDA was $4.7 million for the third quarter. These results compare with revenue of $11.2 million, expenses of $7.3 million, core earnings before income taxes of $5.5 million and AEBITDA of $5.6 million in the second quarter of 2013. These results were consistent with revenues of $9.8 million, expenses of $7.8 million, core earnings before income taxes of $4.2 million and AEBITDA of $4.2 million in the third quarter of 2012.

Walter Investment’s Insurance segment generated revenue of $28.9 million, offset by expenses of $9.7 million for the third quarter. Insurance segment core earnings before income taxes was $20.7 million and AEBITDA was $20.7 million for the quarter ended September 30, 2013. These results compare favorably with revenue of $18.1 million, expenses of $9.1 million, core earnings before income taxes of $10.3 million and AEBITDA of $10.4 million in the second quarter of 2013. In the third quarter of 2012, the Insurance segment generated revenue of $17.4 million, expenses of $9.4 million, core earnings before income taxes of $9.9 million and AEBITDA of $9.8 million. Favorable results as compared to the second quarter and the prior year quarter reflect growth in the number of policy set-ups from the much larger serviced book of business as well as reductions in the cancellation experience on newly instituted policies.

The Loans and Residuals segment, which includes the legacy Walter Investment owned portfolio, generated interest income of $35.7 million for the third quarter of 2013. Total expense for the segment was $28.4 million, including $21.4 million of interest expense on securitized debt. The Loans and Residuals segment generated pre-tax core earnings of $7.8 million and AEBITDA of $6.4 million for the third quarter of 2013, compared to pre-tax core earnings of $4.4 million and AEBITDA of $4.6 million for the third quarter of 2012. These results compare to interest income of $36.8 million, expenses of $26.6 million, core earnings before income taxes of $10.7 million and AEBITDA of $7.1 million in the second quarter of 2013.

Market Commentary and Outlook

Volatility in the interest rate environment, which negatively impacted the Originations segment in the second quarter, was offset by strength in the Servicing segment and an increase in the value of MSR assets. The overall economic environment continues to provide a solid base for the business, and positive catalysts within the mortgage sector continue to drive the movement of non-core, credit-sensitive assets from depositories to specialty servicers, as evidenced by the Company’s announced transactions with EverBank. The Company anticipates these trends will continue driving growth opportunities for the sector and for the Company. The business development pipeline currently exceeds $325 billion and transaction flow continues to accelerate into the fourth quarter. The Company remains highly confident with respect to the significant levels of sub-servicing and MSR purchase opportunities in both its current pipeline and in the overall market opportunity over the next 24 to 36 months.

Based on the overall strong market conditions, robust current pipeline activity and our recently announced acquisitions, the Company reaffirms its previously provided Adjusted EBITDA range for 2013 of $700 to $740 million. The Company is increasing 2013 after tax core earnings estimates to $9.60 to $9.80 per diluted share to reflect third quarter performance, principally with regard to fair value gains on the MSR asset. Walter Investment’s previously provided $6.00 to $6.50 after tax core earnings per share estimates for 2014 remain unchanged. These ranges include estimates for certain business development and growth opportunities, depreciation and amortization and the Company’s expected capital structure. Neither fourth quarter 2013 nor 2014 estimates include an estimate for future fair value adjustments.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and originator focused on finding solutions for consumers and credit owners. Based in Tampa, Fla., the Company has over 6,200 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s third quarter results and other general business matters during a conference call and live webcast to be held on Wednesday, November 6, 2013, at 5 p.m. Eastern Time. To listen to the event live or in an archive, which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Use of Non-GAAP Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Walter Investment’s plans, beliefs, objectives, expectations, level of confidence, guidance and intentions and other statements that are not historical or current facts. Forward-looking statements are based on Walter Investment’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Walter Investment that the projections will prove to be correct. This document speaks only as of this date. Walter Investment disclaims any duty to update the information herein except as otherwise required by law.

Factors that could cause Walter Investment’s results to differ materially from current expectations or affect the Company’s ability to achieve anticipated core earnings and AEBITDA include, but are not limited to:

•	Regulatory changes and changes in delinquency and default rates that could adversely affect the costs of our businesses such that they are higher than expected;

•	Prepayment speeds, delinquency and default rates of the portfolios we service;

•	Our ability or inability to achieve anticipated incentive fees, which are subject to certain factors beyond the Company’s control and which are difficult to estimate with any degree of certainty in advance;

•	The achievement of anticipated volumes and margins from the origination of both forward and reverse mortgages, which can be affected by multiple factors, many of which are beyond our control;

•	Assumptions with regard to the HARP eligible population of the portfolios we service, customer take up rates, our recapture rates, the origination margins for HARP refinancing and anticipated changes to the HARP program which may increase competition;

•	Assumptions regarding the continuation in all material respects, of government programs related to our business

•	The impact of regulatory scrutiny on our lender placed insurance, including limitations that may be imposed on fees and commissions by regulators and customers that we may earn on such business

•	The timely and efficient transfer of assets acquired to the Company’s platforms and the efficient integration of the acquired businesses, including achievement of synergies related thereto;

•	The accuracy of our expectations regarding the value of, and contributions from, acquired MSRs, intangibles and other assets, including the accuracy of our assumptions as to the performance of the assets we acquire, which are subject to and affected by many factors, some of which are beyond our control, and could differ materially from our estimates;

•	Timely establishment of the external capital vehicle and the availability of funding and investment opportunities;

•	Errors in our financial models or changes in assumptions could result in our estimates and expectations being materially inaccurate which may adversely affect our earnings;

•	Changes in accounting;

•	The effects of competition on our existing and potential future business;

•	Our ability to service our existing or future indebtedness;

•	Other factors that may affect the Company’s earnings or costs; and

•	Other factors relating to our business in general as detailed in Walter Investment’s 2012 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended September 30, 2013

($ in thousands)

	Servicing	Reverse Mortgage	Originations	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$206,602	$7,023	$—	$9,836	$—	$—	$—	$(4,730)	$218,731
Gain on loan sales, net	—	—	153,710	—	—	—	—	—	153,710
Interest income on loans	—	—	—	—	—	35,702	—	—	35,702
Net fair value gains on reverse loans and related HMBS obligations	—	30,476	—	—	—	—	—	—	30,476
Insurance revenue	—	—	—	—	28,896	—	—	—	28,896
Other income	1,848	4,214	13,669	41	4	3	1,873	—	21,652

Total revenues	208,450	41,713	167,379	9,877	28,900	35,705	1,873	(4,730)	489,167
EXPENSES:
Interest expense	8,629	1,306	10,359	—	—	21,376	33,347	—	75,017
Depreciation and amortization	9,402	2,856	2,783	1,497	1,210	—	9	—	17,757
Provision for loan losses	—	—	—	—	—	545	—	—	545
Other expenses, net	121,269	35,326	102,474	5,289	8,483	6,520	6,906	(4,730)	281,537

Total expenses	139,300	39,488	115,616	6,786	9,693	28,441	40,262	(4,730)	374,856

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(197)	—	—	—	—	102	6,602	—	6,507
Other	—	—	—	—	—	—	—	—	—

Total other gains (losses)	(197)	—	—	—	—	102	6,602	—	6,507

Income (loss) before income taxes	68,953	2,225	51,763	3,091	19,207	7,366	(31,787)	—	120,818
CORE EARNINGS
Step-up depreciation and amortization	5,539	2,373	1,978	1,289	1,210	—	5	—	12,394
Step-up amortization of sub-servicing contracts	7,705	—	—	—	—	—	—	—	7,705
Share-based compensation expense	1,586	360	771	126	254	—	173	—	3,270
Transaction and integration costs	—	—	—	—	—	—	2,576	—	2,576
Non-cash interest expense	198	—	—	—	—	469	2,246	—	2,913
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(4,316)	—	(4,316)
Fair value to cash adjustments for reverse loans	—	(2,815)	—	—	—	—	—	—	(2,815)
Other	—	964	—	—	—	—	74	—	1,038

Total adjustments	15,028	882	2,749	1,415	1,464	469	758	—	22,765

Core earnings (loss) before income taxes	83,981	3,107	54,512	4,506	20,671	7,835	(31,029)	—	143,583
ADJUSTED EBITDA
Interest expense on debt	—	1	—	—	—	—	31,101	—	31,102
Non-cash interest income	(356)	(79)	—	—	—	(3,902)	—	—	(4,337)
Depreciation and amortization	3,863	483	805	208	—	—	4	—	5,363
Amortization and fair value adjustments of servicing rights	(23,172)	949	—	—	—	—	—	—	(22,223)
Pro forma synergies	—	—	—	—	—	—	—	—	—
Provision for loan losses	—	—	—	—	—	545	—	—	545
Residual Trusts cash flows	—	—	—	—	—	1,896	—	—	1,896
Other	1,046	10	3,243	8	21	21	497	—	4,846

Total adjustments	(18,619)	1,364	4,048	216	21	(1,440)	31,602	—	17,192

Adjusted EBITDA	$65,362	$4,471	$58,560	$4,722	$20,692	$6,395	$573	$—	$160,775

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended September 30, 2012

($ in thousands)

	Servicing	Reverse Mortgage	Originations	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$84,795	$—	$—	$9,755	$—	$—	$—	$(5,206)	$89,344
Gain on loan sales, net	—	—	—	—	—	—	—	—	—
Interest income on loans	—	—	—	—	—	37,964	—	—	37,964
Net fair value gains on reverse loans and related HMBS obligations	—	—	—	—	—	—	—	—	—
Insurance revenue	—	—	—	—	17,335	—	—	—	17,335
Other income	462	—	1,419	—	88	—	2,461	—	4,430

Total revenues	85,257	—	1,419	9,755	17,423	37,964	2,461	(5,206)	149,073
EXPENSES:
Interest expense	1,085	—	—	—	—	23,081	19,820	—	43,986
Depreciation and amortization	8,677	—	30	2,004	1,369	—	7	—	12,087
Provision for loan losses	—	—	—	—	—	4,596	—	—	4,596
Other expenses, net	57,095	—	2,055	5,765	8,000	6,294	6,949	(5,206)	80,952

Total expenses	66,857	—	2,085	7,769	9,369	33,971	26,776	(5,206)	141,621

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(251)	—	—	—	—	482	2,892	—	3,123
Other	—	—	—	—	—	—	—	—	—

Total other gains (losses)	(251)	—	—	—	—	482	2,892	—	3,123

Income (loss) before income taxes	18,149	—	(666)	1,986	8,054	4,475	(21,423)	—	10,575
CORE EARNINGS
Step-up depreciation and amortization	6,579	—	30	2,004	1,369	—	7	—	9,989
Step-up amortization of sub-servicing contracts	9,121	—	—	—	—	—	—	—	9,121
Share-based compensation expense	2,164	—	49	196	436	—	22	—	2,867
Transaction and integration costs	404	—	—	—	—	—	2,596	—	3,000
Non-cash interest expense	247	—	—	—	38	(41)	—	—	244
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(455)	—	(455)
Fair value to cash adjustments for reverse loans	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	224	—	224

Total adjustments	18,515	—	79	2,200	1,843	(41)	2,394	—	24,990

Core earnings (loss) before income taxes	36,664	—	(587)	4,186	9,897	4,434	(19,029)	—	35,565
ADJUSTED EBITDA
Interest expense on debt	19	—	—	—	—	—	19,820	—	19,839
Non-cash interest income	(460)	—	—	—	(88)	(3,579)	—	—	(4,127)
Depreciation and amortization	2,098	—	—	—	—	—	—	—	2,098
Amortization and fair value adjustments of servicing rights	2,562	—	—	—	—	—	—	—	2,562
Pro forma synergies	—	—	—	—	—	—	—	—	—
Provision for loan losses	—	—	—	—	—	4,596	—	—	4,596
Residual Trusts cash flows	—	—	—	—	—	480	—	—	480
Other	422	—	1	13	19	(1,371)	220	—	(696)

Total adjustments	4,641	—	1	13	(69)	126	20,040	—	24,752

Adjusted EBITDA	$41,305	$—	$(586)	$4,199	$9,828	$4,560	$1,011	$—	$60,317

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Nine Months Ended September 30, 2013

($ in thousands)

	Servicing	Reverse Mortgage	Originations	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$576,161	$20,395	$—	$31,028	$—	$—	$—	$(14,538)	$613,046
Gain on loan sales, net	—	4,633	463,471	—	—	—	—	—	468,104
Interest income on loans	—	—	—	—	—	109,396	—	—	109,396
Net fair value gains on reverse loans and related HMBS obligations	—	93,995	—	—	—	—	—	—	93,995
Insurance revenue	—	—	—	—	64,480	—	—	—	64,480
Other income	2,767	9,525	31,193	174	17	7	6,995	(39)	50,639

Total revenues	578,928	128,548	494,664	31,202	64,497	109,403	6,995	(14,577)	1,399,660
EXPENSES:
Interest expense	16,205	7,001	19,665	—	—	65,472	89,106	—	197,449
Depreciation and amortization	27,704	8,270	7,149	4,867	3,692	—	22	—	51,704
Provision for loan losses	—	—	—	—	—	2,366	—	—	2,366
Other expenses, net	330,231	108,780	235,949	17,041	24,925	15,342	31,439	(14,577)	749,130

Total expenses	374,140	124,051	262,763	21,908	28,617	83,180	120,567	(14,577)	1,000,649

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(621)	—	—	—	—	506	7,017	—	6,902
Other	—	—	—	—	—	—	—	—	—

Total other gains (losses)	(621)	—	—	—	—	506	7,017	—	6,902

Income (loss) before income taxes	204,167	4,497	231,901	9,294	35,880	26,729	(106,555)	—	405,913
CORE EARNINGS
Step-up depreciation and amortization	17,757	7,177	5,188	4,245	3,692	—	16	—	38,075
Step-up amortization of sub-servicing contracts	23,940	—	—	—	—	—	—	—	23,940
Share-based compensation expense	4,978	1,083	1,924	415	904	—	508	—	9,812
Transaction and integration costs	—	—	—	—	—	—	22,904	—	22,904
Non-cash interest expense	628	—	—	—	—	1,106	6,496	—	8,230
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(4,762)	—	(4,762)
Fair value to cash adjustments for reverse loans	—	17,607	—	—	—	—	—	—	17,607
Other	—	6,964	—	—	—	—	22	—	6,986

Total adjustments	47,303	32,831	7,112	4,660	4,596	1,106	25,184	—	122,792

Core earnings (loss) before income taxes	251,470	37,328	239,013	13,954	40,476	27,835	(81,371)	—	528,705
ADJUSTED EBITDA
Interest expense on debt	—	27	—	—	—	—	82,610	—	82,637
Non-cash interest income	(1,176)	(365)	—	—	—	(11,936)	—	—	(13,477)
Depreciation and amortization	9,947	1,093	1,961	622	—	—	6	—	13,629
Amortization and fair value adjustments of servicing rights	(62,669)	2,742	—	—	—	—	—	—	(59,927)
Pro forma synergies	—	—	—	—	—	—	—	—	—
Provision for loan losses	—	—	—	—	—	2,366	—	—	2,366
Residual Trusts cash flows	—	—	—	—	—	3,373	—	—	3,373
Other	2,176	(4)	5,550	26	65	(2,418)	212	—	5,607

Total adjustments	(51,722)	3,493	7,511	648	65	(8,615)	82,828	—	34,208

Adjusted EBITDA	$199,748	$40,821	$246,524	$14,602	$40,541	$19,220	$1,457	$—	562,913

Segment Revenues and Operating Income

For the Nine Months Ended September 30, 2012

($ in thousands)

	Servicing	Reverse Mortgage	Originations	Asset Receivables Management	Insurance	Loans and Residuals	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$256,064	$—	$—	$27,584	$—	$—	$—	$(15,901)	$267,747
Gain on loan sales, net	—	—	—	—	—	—	—	—	—
Interest income on loans	—	—	—	—	—	117,697	—	—	117,697
Net fair value gains on reverse loans and related HMBS obligations	—	—	—	—	—	—	—	—	—
Insurance revenue	—	—	—	—	54,100	—	—	—	54,100
Other income	2,281	—	3,517	—	577	—	6,884	—	13,259

Total revenues	258,345	—	3,517	27,584	54,677	117,697	6,884	(15,901)	452,803
EXPENSES:
Interest expense	3,808	—	—	—	—	70,484	60,055	—	134,347
Depreciation and amortization	25,916	—	55	5,901	4,026	—	22	—	35,920
Provision for loan losses	—	—	—	—	—	8,122	—	—	8,122
Other expenses, net	194,341	—	4,150	16,473	26,123	21,082	17,210	(15,901)	263,478

Total expenses	224,065	—	4,205	22,374	30,149	99,688	77,287	(15,901)	441,867

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(783)	—	—	—	—	305	9,152	—	8,674
Other	—	—	—	—	—	—	—	—	—

Total other gains (losses)	(783)	—	—	—	—	305	9,152	—	8,674

Income (loss) before income taxes	33,497	—	(688)	5,210	24,528	18,314	(61,251)	—	19,610
CORE EARNINGS
Step-up depreciation and amortization	19,924	—	55	5,901	4,026	—	22	—	29,928
Step-up amortization of sub-servicing contracts	29,808	—	—	—	—	—		—	29,808
Share-based compensation expense	8,231	—	113	671	1,736	—	479	—	11,230
Transaction and integration costs	1,868	—	—	—	—	—	4,704	—	6,572
Non-cash interest expense	684	—	—	—	186	1,011	—	—	1,881
Net impact of Non-Residual Trusts	—	—	—	—	—	—	(2,389)	—	(2,389)
Fair value to cash adjustments for reverse loans	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	1,153	—	1,153

Total adjustments	60,515	—	168	6,572	5,948	1,011	3,969	—	78,183

Core earnings (loss) before income taxes	94,012	—	(520)	11,782	30,476	19,325	(57,282)	—	97,793
ADJUSTED EBITDA
Interest expense on debt	126	—	—	—	—	—	60,056	—	60,182
Non-cash interest income	(2,236)	—	—	—	(574)	(11,701)	—	—	(14,511)
Depreciation and amortization	5,992	—	—	—	—	—	—	—	5,992
Amortization and fair value adjustments of servicing rights	8,001	—	—	—	—	—	—	—	8,001
Pro forma synergies	2,651	—	—	—	—	—	1,118	—	3,769
Provision for loan losses	—	—	—	—	—	8,122	—	—	8,122
Residual Trusts cash flows	—	—	—	—	—	6,105	—	—	6,105
Other	999	—	2	24	33	831	305	—	2,194

Total adjustments	15,533	—	2	24	(541)	3,357	61,479	—	79,854

Adjusted EBITDA	$109,545	$—	$(518)	$11,806	$29,935	$22,682	$4,197	$—	177,647

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES
Net servicing revenue and fees	$218,731	$89,344	$613,046	$267,747
Net gains on sales of loans	153,710	—	468,104	—
Interest income on loans	35,702	37,964	109,396	117,697
Net fair value gains on reverse loans and related HMBS obligations	30,476	—	93,995	—
Insurance revenue	28,896	17,335	64,480	54,100
Other revenues	21,652	4,430	50,639	13,259

Total revenues	489,167	149,073	1,399,660	452,803
EXPENSES
Salaries and benefits	150,253	52,554	402,268	165,498
General and administrative	128,443	27,668	341,595	90,584
Interest expense	75,017	43,986	197,449	134,347
Depreciation and amortization	17,757	12,087	51,704	35,920
Provision for loan losses	545	4,596	2,366	8,122
Other expenses, net	2,841	730	5,267	7,396

Total expenses	374,856	141,621	1,000,649	441,867
OTHER GAINS
Other net fair value gains	6,507	3,123	6,902	8,674

Income before income taxes	120,818	10,575	405,913	19,610
Income tax expense	48,129	4,164	162,243	7,636

Net income	$72,689	$6,411	$243,670	$11,974

Comprehensive income	$72,658	$6,451	$243,616	$12,066

Net income	$72,689	$6,411	$243,670	$11,974
Basic earnings per common and common equivalent share	$1.93	$0.22	$6.49	$0.40
Diluted earnings per common and common equivalent share	1.90	0.21	6.37	0.40
Weighted-average common and common equivalent shares outstanding — basic	36,973	28,990	36,926	28,902
Weighted-average common and common equivalent shares outstanding — diluted	37,675	29,397	37,634	29,158

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS

Cash and cash equivalents	$405,355	$442,054
Restricted cash and cash equivalents	922,522	653,338
Residential loans at amortized cost, net	1,417,020	1,490,321
Residential loans at fair value	10,172,160	6,710,211
Receivables, net (includes $45,849 and $53,975 at fair value at September 30, 2013 and December 31, 2012, respectively)	253,959	259,009
Servicer and protective advances, net	1,186,066	173,047
Servicing rights, net (includes $1,006,031 and $0 at fair value at September 30, 2013 and December 31, 2012, respectively)	1,189,078	242,712
Goodwill	659,055	580,378
Intangible assets, net	130,045	144,492
Premises and equipment, net	154,650	137,785
Other assets (includes $115,920 and $949 at fair value at September 30, 2013 and December 31, 2012, respectively)	317,389	144,830

Total assets	$16,807,299	$10,978,177

LIABILITIES AND STOCKHOLDERS’ EQUITY

Payables and accrued liabilities (includes $99,802 and $25,348 at fair value at September 30, 2013 and December 31, 2012, respectively)	$549,702	$260,610
Servicer payables	851,231	587,929
Servicing advance liabilities	834,160	100,164
Debt	3,269,710	1,146,249
Mortgage-backed debt (includes $708,013 and $757,286 at fair value at September 30, 2013 and December 31, 2012, respectively)	1,939,082	2,072,728
HMBS related obligations at fair value	8,132,753	5,874,552
Deferred tax liability, net	79,293	41,017

Total liabilities	15,655,931	10,083,249

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares; Issued and outstanding - 0 shares at September 30, 2013 and December 31, 2012	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares; Issued and outstanding - 37,014,110 and 36,687,785 shares at September 30, 2013 and December 31, 2012, respectively	370	367
Additional paid-in capital	574,784	561,963
Retained earnings	575,775	332,105
Accumulated other comprehensive income	439	493

Total stockholders’ equity	1,151,368	894,928

Total liabilities and stockholders’ equity	$16,807,299	$10,978,177

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS OF CONSOLIDATED VARIABLE INTEREST ENTITIES THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF CONSOLIDATED VARIABLE INTEREST ENTITIES:
Restricted cash and cash equivalents	$59,015	$58,253
Residential loans at amortized cost, net	1,400,314	1,475,782
Residential loans at fair value	609,399	646,498
Receivables at fair value	45,849	53,975
Servicer and protective advances, net	78,225	77,082
Other assets	57,313	62,683

Total assets	$2,250,115	$2,374,273

LIABILITIES OF THE CONSOLIDATED VARIABLE INTEREST ENTITIES FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:
Payables and accrued liabilities	$8,655	$9,007
Servicing advance liabilities	65,379	64,552
Mortgage-backed debt (includes $708,013 and $757,286 at fair value at September 30, 2013 and December 31, 2012, respectively)	1,939,082	2,072,728

Total liabilities	$2,013,116	$2,146,287

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP Core Earnings

(in millions except per share amounts)

	For the Three Months Ended September 30, 2013	For the Three Months Ended September 30, 2012
Core Earnings
Income before income taxes	$120.8	$10.6
Add back:
Transaction and integration costs	2.6	3.0
Step-up depreciation and amortization	12.4	10.0
Step-up amortization of sub-servicing rights (MSRs)	7.7	9.1
Fair value to cash adjustments for reverse loans	(2.8)	—
Non-cash interest expense	2.9	0.3
Non-cash share-based compensation expense	3.3	2.8
Net impact of Non-Residual Trusts	(4.3)	(0.5)
Other	1.0	0.3

Core Earnings before income taxes	$143.6	$35.6
Core earnings after tax (39%)	87.6	22.1
Core earnings after tax per diluted common and common equivalent share.	$2.33	$0.75

Reconciliation of GAAP Income Before Income Taxes to

Non-GAAP Adjusted EBITDA

(in millions)

	For the Three Months Ended September 30, 2013	For the Three Months Ended September 30, 2012
Income before income taxes	$120.8	$10.6
Add:
Depreciation and amortization	17.8	12.1
Interest expense	34.0	20.1

EBITDA	172.6	42.8
Add/(Subtract):
Fair value to cash adjustments for reverse loans	(2.8)	—
Transaction and integration-related costs	2.6	3.0
Non-cash share-based compensation expense	3.3	2.8
Provision for loan losses	0.5	4.6
Residual Trusts cash flows	1.9	0.5
Amortization and fair value adjustments of servicing rights	(14.5)	11.7
Non-cash interest income	(4.3)	(4.1)
Net impact of Non-Residual Trusts	(4.3)	(0.5)
Other	5.8	(0.5)

Sub-total	(11.8)	17.5

Adjusted EBITDA	$160.8	$60.3

Reconciliation of Estimated Core Earnings to

Estimated GAAP Income Before Income Taxes

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2014
Estimated pre-tax core earnings(1)	$599.5	$388.0
Less:
Step up depreciation and amortization, including step up amortization of sub-servicing contracts	(83.0)	(67.0)
Share-based compensation expense	(12.0)	(14.0)
Transaction and integration costs(2)	(22.9)	—
Fair value to cash adjustments for reverse loans(3)	(17.6)	—
Non-cash interest expense	(12.0)	(10.0)
Other (2)	(2.2)	—

Estimated income before income taxes	$449.8	$297.0

(1)	At the mid-point of the earnings guidance range.
(2)	We do not predict special items that might occur in the future. The amount reflected includes only actual amounts that occurred in the first nine months of 2013.
(3)	Fair value adjustments are by their nature subject to multiple factors that could materially change these amounts, many of which are beyond our control. The amount reflected includes only actual amounts that occurred in the first nine months of 2013.

Use of Non-GAAP Measures

Generally Accepted Accounting Principles (“GAAP”) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures, which it believes are useful to help investors better understand its financial performance, competitive position and prospects for the future.

Core earnings (pre-tax and after-tax), core earnings per share and Adjusted EBITDA are financial measures that are not in accordance with GAAP. See the Definitions included in this document for a description of how these items are reported and see the Non-GAAP Reconciliations for a reconciliation of these measures to the most directly comparable GAAP financial measures.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period. Core earnings and Adjusted EBITDA are not presentations made in accordance with GAAP and use of these terms may vary from other companies in our industry. Core earnings should not be considered as alternatives to (1) net income (loss) or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Core earnings and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Adjusted EBITDA and Pro Forma Adjusted EBITDA allow the Company to add back certain non-cash, one-time or unusual charges or costs that are deducted in calculating net income. Such definitions allow the Company to add back charges resulting from matters that we may not consider indicative of the Company’s ongoing performance. However, these are expenses that may recur, vary greatly, and are difficult to predict. In addition, certain of these expenses can represent reductions of cash that could be used for other corporate purposes. Because of these limitations, core earnings and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. They should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Use of Core Earnings and Adjusted EBITDA by Management

The Company manages the business based upon the achievement of core earnings, Adjusted EBITDA and similar targets and has designed certain management incentives based upon the achievement of pre-tax income and Adjusted EBITDA in order to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods.

Limitations on the Use of Core Earnings and Adjusted EBITDA

Since core earnings (pre-tax and after-tax) and core earnings per share measure the Company’s financial performance excluding certain depreciation and amortization costs related to acquisitions, transaction and integration costs, share-based compensation expense, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs, they may not reflect all amounts associated with our results as determined in accordance with GAAP.

Adjusted EBITDA measures the Company’s financial performance excluding depreciation and amortization costs, corporate and MSR facility interest expense, transaction and integration costs, share-based compensation expense, certain other non-cash adjustments, the net impact of the consolidated Non-Residual Trust VIEs and certain other items, including, but not limited to pro-forma synergies, they may not reflect all amounts associated with our results as determined in accordance with GAAP.

Core earnings (pre-tax and after-tax), core earnings per share and Adjusted EBITDA involve differences from segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP. Core earnings (pre-tax and after-tax), core earnings per share and Adjusted EBITDA should be considered as supplementary to, and not as a substitute for, segment profit (loss), income (loss) before income taxes, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share computed in accordance with GAAP as a measure of the Company’s financial performance.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP earnings. Further, the non-GAAP measures presented by Walter Investment may be defined or calculated differently from similarly titled measures of other companies.

Definitions

Core Earnings This disclaimer applies to every usage of Core Earnings and related terms such as Pre Tax Core Earnings, Core Earnings After Taxes and Core Earnings Per Share (“EPS”) in this document. Core Earnings is a metric that is used by management to exclude certain items in an attempt to provide a better earnings per share metric to evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period. Core Earnings excludes certain depreciation and amortization costs related to the increased basis in assets acquired within business combination transactions, or step-up depreciation and amortization transaction and integration costs, share-based compensation expense, certain other non-cash adjustments, and the net impact of the consolidated Non-Residual Trust VIEs. Core Earnings includes both cash and non-cash gains from forward mortgage origination activities. Non-cash gains are net of non-cash charges or reserves provided. Core Earnings excludes the impact of the adoption of fair value accounting and includes cash gains for reverse mortgage origination activities. Core Earnings may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance.

Adjusted EBITDA This disclaimer applies to every usage of Adjusted EBITDA and related terms such as Pro-Forma Adjusted EBITDA and AEBITDA in this document. Adjusted EBITDA is a key performance metric used by management in evaluating the performance of our Company and its segments. Adjusted EBITDA represents income before income taxes, depreciation and amortization, interest expense on corporate debt, transaction and integration related costs, the net effect of the non-residual VIEs and certain other non-cash income and expense items. Adjusted EBITDA includes both cash and non-cash gains from forward mortgage origination activities. Adjusted EBITDA excludes the impact of the adoption of fair value accounting and includes cash gains for reverse mortgage origination activities. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance. The definition of Adjusted EBITDA used in this document differs from the definition of Pro-Forma adjusted EBITDA in our Term Loan primarily in that it excludes pro forma adjustments for the projected EBITDA of certain acquisitions and includes the non-cash gains from forward mortgage origination activities in Adjusted EBITDA.

2013 Estimated Adjusted EBITDA, 2013 Estimated Core Earnings, 2014 Estimated Core Earnings and other amounts or metrics that relate to future earnings projections are forward-looking and subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond the control of Walter Investment and its management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this presentation should be regarded as a representation by any person that this target will be achieved and the Company undertakes no duty to update this target. Please refer to the introductory slides of this presentation, as well as additional disclosures in this Appendix and in our Form 10-K and other filings with the SEC, for important information regarding Forward Looking Statements and the use of Non-GAAP Financial Measures.